Exhibit 99.1

CORPORATE PARTICIPANTS

Jon Stanner Strategic Hotels & Resorts, Inc. — VP, Capital Markets & Treasurer

Rip Gellein Strategic Hotels & Resorts, Inc. — Chairman & CEO

Diane Morefield Strategic Hotels & Resorts, Inc. — EVP & CFO

CONFERENCE CALL PARTICIPANTS

Ryan Meliker MLV & Co. — Analyst

Jeff Donnelly Wells Fargo Securities, LLC — Analyst

Jonathan Mohraz JPMorgan — Analyst

Andrew Didora BofA Merrill Lynch — Analyst

Smedes Rose Evercore — Analyst

Bill Crow Raymond James & Associates — Analyst

Rich Hightower ISI Group — Analyst

Chris Woronka Deutsche Bank — Analyst

Lukas Hartwich Green Street Advisors — Analyst

Whitney Stevenson JMP Securities — Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the second quarter 2013 Strategic Hotels & Resorts earnings conference call. My name is Mark, and I will be your operator for today’s call.

At this time, all participants are in listen-only mode. We will conduct a question-and-answer session towards the end of the conference. (Operator Instructions) As a reminder, this call is being recorded for replay purposes.

I’d now like to hand the call over to Mr. Jon Stanner, Vice President, Capital Markets and Treasurer. Please proceed sir.

Jon Stanner — Strategic Hotels & Resorts, Inc. — VP, Capital Markets & Treasurer

Thank you and good morning everyone. Welcome to the Strategic Hotels & Resorts second quarter 2013 earnings conference call. Our press release and supplemental financials were distributed yesterday and are available on the Company’s website in the Investor Relations section. We are hosting a live webcast of today’s call which can be accessed by the same section of the site, with the replay of today’s call also available for the next month.

Before we get underway, I’d like to say that this conference call will contain forward-looking statements under federal securities laws. These statements are based on current expectations, estimates and projections about the market and the industry in which the Company operates, in addition to management’s beliefs and assumptions. Forward-looking statements are not guarantees of performance and actual operating results may be affected by a wide variety of factors. For a list of these factors, please refer to the forward-looking statement notice included within our SEC filings. In the press release and supplemental financials, the Company has reconciled all non-GAAP financial measures to the directly comparable GAAP measures in accordance with Reg. G requirements.

I would now like to introduce the members of the management team here with me today. Rip Gellein, Chairman and Chief Executive Officer, and Diane Morefield, our Chief Financial Officer. Rip.

Rip Gellein — Strategic Hotels & Resorts, Inc. — Chairman & CEO

Thank you, Jon. Good morning, everyone, and thank you for joining us on our call. This morning we will review our second quarter results, including some common themes we saw across the portfolio in the second quarter and how those tie in with the broader trends we are seeing across the industry. We’ll highlight the performance of several of our key assets, as well as give you an update on our asset sale process. Diane will conclude with a more detailed review of the quarter’s results and an update on our full-year guidance, which we have narrowed by raising the lower end of the ranges.

There have been numerous comments in articles in recent analyst reports speculating on the company’s direction. Before I continue on our formal remarks on the quarter, I want to note that, as a matter of company policy, we do not comment on any market rumors and will not answer questions around such market rumors that may have occurred. Our board and our management team are focused on executing our business plan and remain open to any alternatives that result in our goal to maximize shareholder value.

Yesterday, we reported an exceptional quarter of operating and financial results, highlighted by a 9.9% RevPAR increase in our Same Store North American portfolio. Total revenues for this portfolio were up 10.3%, creating a 14.3% increase in the EBITDA for the quarter. Excluding $1.5 million in one-time credits taken in the second quarter of 2012, EBITDA increased 18.1% for the quarter.

While improvements during the quarter were broad-based, we saw particular strength in the group side of the business, with demand up over 11% at rates that were 5.2% higher than the second quarter of last year. As has been the theme the past several quarters, ADR was once again the biggest driver of our top-line growth, with average rates increasing 5.5% in the quarter to an ADR of $268, including a very strong 6% increase in transient rate.

EBITDA margins expanded 90 basis points in our Same Store portfolio and 160 basis points in our Total North American portfolio, reflecting our ability to maintain the fixed cost cuts we implemented during the recession. Adjusting for one-time items in 2012, EBITDA margins actually expanded 170 basis points in the Same Store portfolio and 220 basis points in the Total North American portfolio.

We continue to view this recovery, like most of you, as developing somewhat slower than what we envisioned coming out of the recession. While slow, we do see this recovery as having the ability to be significantly longer than the past couple of cycles, particularly given the lack of new competitive supply for our hotels coming into most of our markets.

Our second quarter results were once again among, if not the, best reported in our direct peer group. We believe this is a continued reflection of the benefits of owning high-end assets in highly desirable, high barrier-to-entry markets, specifically in gateway urban markets and attractive resort destinations.

Since coming out of the downturn in February of 2010, we’ve had 13 consecutive quarters of positive RevPAR growth and a RevPAR compound annual growth rate of 8.4%, which is especially impressive once you consider the rather tepid GDP growth that has accompanied the same period. As has been mentioned by our peers and predicted based on prior recoveries, luxury has outperformed the market so far in this up-cycle and should continue to perform quite well into the future.

While group demand has been slower to recover than transient, we are encouraged by our second quarter results and the trends we are seeing in group pace and booking patterns into future periods. For example, 2013 definite group room nights are up 2.6% compared to the same time last year at rates 3.9% higher, leading to a 6.7% increase in group revenues. For the second half of the year, definite group room nights are up 3%, ADR is up 3.9%, yielding an increase of 7% revenue. We currently have 93% of our budget group room nights for the year currently on the books.

Also very encouraging is the increase in group spend, with our food and beverage revenues up over 10% and a meaningful increase in banquet revenue and other group spend that accompanied the increase in group business for the quarter.

2014 is an even better story as we are currently up 8.8% in room nights with a rate 5.1% higher, equating to revenues up over 14%. Group pace improvement is fairly broad-based but is also partially driven by more favorable city-wide convention calendars in markets like San Francisco and San Diego for 2014. For instance, as of May, the Moscone Convention Center in San Francisco had more room nights booked in both 2014 and 2015 than it did in 2013. In San Diego, the city-wide calendar appears to be firming up as well. We are seeing the results of those trends in our forward-booking numbers at the Westin St. Francis and the Hotel del Coronado.

Now, let me spend a couple minutes highlighting the performance of a few of our larger assets and those that had a particularly good second quarter. During the quarter, seven of our 15 domestic hotels achieved double-digit RevPAR growth, four of which are located on the West Coast. The Westin St. Francis ran a 93% occupancy for the quarter and RevPAR increased over 21% from the same time last year, primarily driven by a 20% increase in group demand. RevPAR at the Ritz-Carlton Half Moon Bay and Four Seasons Silicon Valley increased 21% and 13%, respectively, as the San Francisco Bay area remains one of the strongest markets in the country. We have continued to see the market firming in Southern California, and our Ritz-Carlton in Laguna Niguel was the beneficiary of a strong group quarter, with group room nights up 20% over last year. RevPAR at that hotel increased 18%.

While similar results have been slower to play out in markets such as La Jolla and San Diego, we are seeing signs of improvement such as group pace up nearly 40% for next year at the Hotel del Coronado.

RevPAR at the Fairmont Scottsdale Princess increased nearly 14% in the second quarter as our hotel continues to benefit from last year’s opening of a new meeting facility and an improving Phoenix market. Similarly, the InterContinental Miami is realizing the benefits of our recent capital program, which touched nearly every inch of the hotel, with RevPAR increasing 14% during the quarter, the fifth consecutive quarter of double-digit RevPAR growth for that hotel.

We’re also very pleased with the progress we are making at the JW Marriott Essex House in New York City. We’ve reached a revised agreement with the union to re-concept the food and beverage programming, which will result in a substantial improvement in operating efficiencies going forward. The Marriott reservation system is delivering great results with ADR up 9.3% and occupancy up 2.4 percentage points year to date.

Our current full-year 2013 run rate NOI, which is adjusted for severance costs and pro forma for labor savings initiatives, is approximately $17 million. This is nearly a six-fold increase from the $2.4 million in NOI the property earned in the 12 months before we purchased the hotel.

As a reminder, our 2013 full-year corporate results will reflect our pro rata share of the $21.5 million in NOI, which is guaranteed by Marriott. Diane will walk through the mechanics of the guaranteed payments in more detail during her remarks.

As I’m sure many of you are aware, the real estate market in the Central Park area of New York City is very strong. So far this year, we sold three of our nine owned condo units at the hotel for an average price of more than $2,300 per square foot. We are pleased to jointly own with KSL this very desirable asset in this very desirable location and expect value to be significantly enhanced over time.

Now, I’d like to give you an update on our asset sale process. Several months ago, we received an attractive unsolicited offer on one of our core hotels and have spent a good deal of time working on a potential transaction. The sale ultimately did not close when the buyer changed strategic directions as we approached closing. We were disappointed not to close that deal and hope to complete our previously announced asset sale process early in the year. However, today, we are announcing the decision to formally market the Marriott Grosvenor Square hotel for sale. We believe this is the appropriate hotel to sell for a variety of reasons and are confident there will be strong interest from the market. We’ve retained JLL to market the asset and plan to formally launch the marketing effort in early September once things in Europe pick back up after the August holiday season.

Selling Grosvenor Square would effectively complete the European exit strategy we embarked on several years ago following our sales of the InterContinental Prague and the Marriott Champs-Elysees and Renaissance Le Parc hotels in Paris; as well as address the short-term nature of the ground lease on that hotel. To help accommodate the sale process, we’ve executed a one-year extension in the mortgage loan encumbering the hotel which Diane will provide more details on shortly.

We also remain committed to selling several non-core assets. We are in the process of negotiating a sale of the Lakeshore Athletic Club and hope to have an announcement shortly. We also have an interested buyer for our H5 land in Punta Mita. However, that is likely to be a slightly longer-term process.

Overall, I’m very pleased with the performance of our stellar portfolio and the management team that’s delivering these industry-leading results. We expect the fundamentals for our hotels will remain strong, and with muted supply growth in the majority of our high barrier-to-entry markets, we will continue to experience meaningful growth.

I would now like to turn the call over to Diane to review our second-quarter results in more detail. Diane.

Diane Morefield — Strategic Hotels & Resorts, Inc. — EVP & CFO

Thank you Rip. Good morning everyone.

All of you have the details of our second quarter earnings in our press release and supplemental disclosure which we published yesterday, so I will just highlight some of the more notable items.

Our total consolidated revenue in the second quarter was $244 million, a 21% increase over the second quarter of last year. Note, however, that we did not own the JW Marriott Essex House during the second quarter of 2012 while it is included in our results in 2013.

Our second quarter EBITDA totaled $60.3 million and FFO was $0.14 per share, both of which were generally in line with consensus estimates. Our quarterly operating results exceeded both our internal and street forecasts, although our corporate metrics were impacted by above run-rate G&A expense, which totaled $7.4 million during the quarter. The quarterly results include approximately $530,000 of expenses at the JW Marriott Essex House, which we record 100% of in G&A since this is a consolidated asset, although we only effectively incur 51% through our joint venture share.

Director stock grants are fully expensed in the second quarter, and we also incurred additional transaction and legal costs associated with the off-market asset sale that did not close. In addition, there were ongoing carrying costs related to the pending sale of the Lakeshore Athletic Club. Excluding these charges, EBITDA would have been $62 million and FFO would have been $0.15 per share for the quarter.

RevPAR in our Total North American portfolio, which includes all North American assets, regardless of acquisition timing or ownership structure, increased 9.1% in the quarter on a 5% increase in ADR and a 2.9 percentage point improvement in occupancy.

We had an exceptionally strong group quarter with group room nights across the portfolio increasing 13.5% from the second quarter of last year at rates 4.6% higher. Demand growth was most heavily concentrated in our highest-rated corporate group segment as we hosted nearly 25,000 additional room nights in the quarter in this category, which was a 17% increase year-over-year.

One trend we particularly find encouraging is the steady improvement in the financial services mix of our group business. Year-to-date, financial services have accounted for 10% of our group room nights, which is up from 8% over the past couple of years.

Transient room nights declined slightly by 2% during the quarter, which was partially the result of a strategic decision to replace transient business with group rooms which bring higher ancillary spend to our properties. This was the case at the InterContinental Miami where we’ve significantly reduced our reliance on airline crew business and at the JW Marriott Essex House where we successfully limited wholesale and e-commerce room nights at that hotel.

Our urban portfolio outperformed our resort portfolio in the quarter with RevPAR increases of 11% and 6.3% respectively.

Non-rooms revenue for the quarter increased 11.4%, which led to a 10% total RevPAR increase for our Total North America portfolio. Banquet revenues were up 16% year-over-year, with covers increasing over 13% and average check up 2.4%. We are very encouraged by continued signs of the group customers’ propensity to spend, evidenced by the significant increase in banquet revenues and a 4.6% increase in revenue per occupied group room night. Revenues at our food and beverage outlets increased 3.6%, signaling the ongoing success of our revamped F&B outlets in a number of our hotels.

From a labor perspective, hours worked per occupied room actually decreased by 0.2 hours, or 3%. Although total payroll was up nearly 6% in the quarter, hours worked only increased 4%, despite a 3 percentage point increase in occupancy.

Total FTE’s are still approximately 12% below peak 2008 levels.

EBITDA margins expanded by 160 basis points year-over-year, which was skewed by a one-time $1.5 million FICA tax credit booked in the second quarter of 2012 at the Ritz-Carlton Half Moon Bay and Laguna Niguel properties. Excluding that credit, EBITDA margins actually expanded 220 basis points, and our EBITDA growth to RevPAR growth was a terrific 2.3 times for the quarter, despite a 15% increase in insurance and a 9% increase in real estate taxes.

As we highlighted on our first-quarter call, we cannot reflect the guaranteed payments under the Marriott NOI guarantee for the Essex House into GAAP earnings until year-end. We collected $2.6 million in NOI payments from Marriott in the second quarter and have collected $8.2 million for the first half of the year, but these amounts are deferred on a GAAP basis until the year-end true-up. We are projecting the property to generate approximately $13 million to $14 million in NOI for 2013, but will recognize our share of the $21.5 million guarantee adjusted as appropriate in the fourth quarter.

As Rip mentioned in his comments regarding the Marriott London Grosvenor Square hotel, yesterday we closed a one-year extension of the £70 million loan for this asset, which now matures in October of 2014. This will allow us the flexibility to pursue a sale in the coming months. The new terms include a step-up in the interest rate spread from the current 110 basis points under the previous loan to 210 basis points immediately, with gradual increases in the spread up to 425 basis points by April of next year in the event that hotel has not been sold. The amended financing eliminated principal amortization, is pre-payable without penalty and does not require a new hedging facility, which allows the previous Pound LIBOR swap — under which our annual interest rate was actually fixed at over 6.8% — to mature in October of this year. So our all-in debt service will actually decrease under the new terms of the loan. Estimated interest savings will be approximately £1 million and principal amortization savings of approximately £2 million over the next 12 months.

From a liquidity perspective, we currently have $152 million outstanding on our line of credit and an additional $15.6 million in letters of credit, leaving us with approximately $130 million of available capacity on the credit line. At the end of the quarter, we had approximately $75 million in unrestricted cash, and we also have two unencumbered assets. Following the extension of the Marriott Grosvenor Square loan, we have no maturities until that same loan matures in October of next year and nothing beyond that until 2015.

Regarding our 2013 guidance, we are narrowing all of our full-year guidance ranges today by raising the lower end of the ranges. For the year, we expect Comparable EBITDA to be between $200 million and $210 million and Comparable FFO in the range of $0.35 to $0.40 per share. For our Same Store North American portfolio, RevPAR is expected to be between 6% and 7% and Total RevPAR between 5% and 6%. EBITDA margins are expected to expand between 100 basis points and 150 basis points.

That concludes our formal remarks. We’d now like to open the call for any questions.

QUESTION AND ANSWER

Operator

(Operator Instructions).

Your first question comes from the line of Ryan Meliker, MLV & Company.

Ryan Meliker — MLV & Co. — Analyst

First of all, can you walk through what happened with property margins in the quarter with 10% Same Store RevPAR growth? I would have expected more than 90 bps of margin expansion. Were there any one-time items? Were there any tough comps? Anything that really had a pretty big impact that limited your ability to expand margins further?

Diane Morefield — Strategic Hotels & Resorts, Inc. — EVP & CFO

Again, the margins were skewed because of the 2012 credit of $1.5 million, so the actual margin expansion was 160 and 220 basis points.

Ryan Meliker — MLV & Co. — Analyst

So 160 without that? Okay.

Diane Morefield — Strategic Hotels & Resorts, Inc. — EVP & CFO

Correct.

Ryan Meliker — MLV & Co. — Analyst

That’s helpful. And then with regards to RevPAR guidance, Same Store North American year-to-date is up 7.7%, so your current guidance implies a material deceleration. Are you seeing anything in fundamentals that gives you the view that you’re going to see a deceleration, or is this just more of a conservative outlook for the back half of the year?

Rip Gellein — Strategic Hotels & Resorts, Inc. — Chairman & CEO

We are not seeing anything that shows really deceleration. We obviously had a quite good second quarter. The third and fourth quarters we think will be strong as we gave you the group outlook. So we are seeing some compression in the transient world. So we are optimistic. We feel comfortable with the ranges that we’ve given you.

Diane Morefield — Strategic Hotels & Resorts, Inc. — EVP & CFO

Yes, certainly we project that our second quarter RevPAR of 9.9% for North American Same Store is likely to be the highest quarter. And we also are very comfortable in the high end of the range for the blended rate for the year.

Ryan Meliker — MLV & Co. — Analyst

Okay, that’s helpful. And then one last question. With respect to Rip’s comments from the start indicating that you guys didn’t want to respond to rumors, that makes sense. I understand that. But can you tell us, given the articles that came out that you had engaged Eastdil, can you tell us if you engaged them for anything else over the course of the quarter — maybe for the core asset that you are negotiating a sale of?

Rip Gellein — Strategic Hotels & Resorts, Inc. — Chairman & CEO

As I said in the beginning, we are not going to comment on the rumors that were out there. We are under a confidentiality agreement as it relates to the proposed asset sale that we have been negotiating and referenced. So we will honor that confidentiality agreement.

Ryan Meliker — MLV & Co. — Analyst

All right. Figured it was worth a try. Thanks a lot.

Operator

The next question comes from the line of Jeff Donnelly with Wells Fargo. Please proceed

Jeff Donnelly — Wells Fargo Securities, LLC — Analyst

Good morning folks. I wanted to clarify your earlier remark. Was the unsolicited offer you referenced on the Marriott London? Or if not, can you share which asset it was?

Rip Gellein — Strategic Hotels & Resorts, Inc. — Chairman & CEO

As I just said, and I’m sorry, but we are under a confidentiality agreement that was mutual on those discussions, so we can’t share with you the details of those conversations.

Jeff Donnelly — Wells Fargo Securities, LLC — Analyst

Fair. I just wanted to clarify. Actually, on the Marriott London, you guys are using the broker who sold I believe the InterContinental Park Lane just down the street. And that hotel I think sold for $1 million a key and about 16 times adjusted EBITDA, which I think for Grosvenor House is roughly $250 million. Has JLL counseled you guys to believe you should expect pricing to meaningfully vary from what was achieved there? Maybe you could couch our expectations for gross proceeds.

Rip Gellein — Strategic Hotels & Resorts, Inc. — Chairman & CEO

The issue that you will have to take into consideration is the nature of the ground lease, so that would be the difference in those two sales. The ground lease here has I think a term of 44 years. So that’s a factor in the valuation as it goes out. But this is a lovely hotel in a great location, so we are not going to speculate on the value at this point publicly, but this is a wonderful hotel and we think it will do well in the marketplace.

Diane Morefield — Strategic Hotels & Resorts, Inc. — EVP & CFO

On the asset I think you are referring to, they were able to buy out the ground lease. So in the end, it was a wholly-owned asset, both the land and the hotel, which is a very different profile than what we are dealing with.

Jeff Donnelly — Wells Fargo Securities, LLC — Analyst

No, agreed. The land was acquired from a separate seller in a later transaction. So you think that InterContinental who sold that hotel, that that might not have affected the pricing of the asset when it was bought on a ground lease?

Diane Morefield — Strategic Hotels & Resorts, Inc. — EVP & CFO

Apparently, that was all prepackaged. They knew they were getting the land.

Jeff Donnelly — Wells Fargo Securities, LLC — Analyst

Just concerning the potential sale of London, is there any notable G&A savings that might come from I guess overhead that’s allocable to London?

Diane Morefield — Strategic Hotels & Resorts, Inc. — EVP & CFO

Yes. The G&A with London was probably about $0.5 million a year. That’s in US dollars. And the taxes, there are foreign taxes. That’s about another $600,000 USD. So there’s certainly a lot higher friction cost with a foreign-owned asset like that than there is in our domestic.

Jeff Donnelly — Wells Fargo Securities, LLC — Analyst

And I was just curious. I know we may be getting ahead of ourselves, but how does this make you think about Punta Mita? Because it too is sort of a singular asset for you guys in Mexico, and there is an asset where the value of the property might exceed its value and sort of the cash flow it contributes to your Company. And I think that area of the world is seeing residential land sales pickup. Is it unreasonable to assume that you guys might rethink Punta Mita down the road?

Rip Gellein — Strategic Hotels & Resorts, Inc. — Chairman & CEO

No, we could. The issue with Punta Mita is that it’s got tremendous growth potential. It’s $7 million or $8 million in NOI down from a peak in the low $20s. So there is a lot of growth that we think will come from that asset. So if we were to sell it, we would have to reflect some of that growth. But in fact, I think there’s increasing interest in Mexico, so it’s not outside the realm of possibility that we would consider that. But it would have to be at the right price, and it would have to reflect the tremendous growth potential of that asset.

Jeff Donnelly — Wells Fargo Securities, LLC — Analyst

I have one last question on asset sales. On Jackson Hole, I guess what led to the decision to sort of step away from the sale there? Was it that maybe that you guys never really wanted to sell that one or have that one be the asset you sold?

Rip Gellein — Strategic Hotels & Resorts, Inc. — Chairman & CEO

It’s really about growth. That asset is doing quite nicely, and we think it’s got good growth. We’ve clearly created a fair amount of growth since we’ve owned it, but we think there’s good upside. It’s a domestic asset, so we think it’s a key resort destination. It’s a Four Seasons. It fits in with the cache of the portfolio. So as we reflected on it, we didn’t think it was high on our priority list to sell.

Diane Morefield — Strategic Hotels & Resorts, Inc. — EVP & CFO

There’s no debt on the asset, so we capture 100% of the cash flow.

Jeff Donnelly — Wells Fargo Securities, LLC — Analyst

Thanks guys.

Operator

The next question comes from the line of Jonathan Mohraz, JPMorgan. Please proceed.

Jonathan Mohraz — JPMorgan — Analyst

Good morning. We’ve heard others talk about the pool of assets on the market, which has grown, and the competition has been significant. Is that what you’re seeing? Are changing interest rates impacting cap rates?

And then I guess lastly, if you had to venture a guess, would you see you guys as more of a net seller or a net buyer over the next kind of near to medium term? Thanks.

Rip Gellein — Strategic Hotels & Resorts, Inc. — Chairman & CEO

We are looking at virtually everything that fits our portfolio that’s come on the market. And interestingly enough, there’s a little bit more volume out there, but they are individual situations. I don’t know that there’s any great trend. We are not seeing much movement as it relates to anticipated cap rates in terms of value.

So we would be very selective acquirers of real estate. It has to fit within the parameters and the quality level in our portfolio. We’d love to see assets probably more on the East Coast than on the West, because we are West Coast focused at this point, but it also has to meet our relatively high threshold for return. So we will be quite careful in that regard.

We love the portfolio we have. There is good embedded growth. So if it was something like the Essex House, which we talked about the kind of growth that we saw that we could create there, then that would be attractive for us. But otherwise we will be selective.

Jonathan Mohraz — JPMorgan — Analyst

Okay. Thanks very much.

Operator

The next question comes from the line of Andrew Didora, BofA Merrill Lynch. Please proceed.

Andrew Didora — BofA Merrill Lynch — Analyst

Good morning, everyone. I actually had a question on your group stats. You posted a pretty solid pace for the back half of the year, great results in Q2. What do you think is a key difference between yourself, your peers and the trends we’ve been seeing out there in the Smith Travel data on the group side? Could you remind us of some of the types of groups that you go after and the mix that is within your portfolio?

Rip Gellein — Strategic Hotels & Resorts, Inc. — Chairman & CEO

Diane will give the specifics on the groups, but in fact, it is the quality of the portfolio and the locations in which we are, with the quality of the meeting space and the increase in the size of the meeting space. If you look at Scottsdale — as a for-instance — what we’re seeing in the group side is that groups want more space than they have wanted historically. And so when they can get it, especially in a high-end hotel, we are actually sort of episodically even seeing them extend out the time frames in which they will book. So, it may be unique to our assets and to the quality of the meeting space, but we’ve heard for instance that some people are seeing smaller groups as a trend. Where we tried to track that, we don’t really see that as a trend in areas where we’ve got the size and the meeting space to accommodate the larger groups. So it may be unique to this portfolio and this location, but we are seeing good demand in not only this year, but as we said, very good demand into next year, which is exciting for us. And Diane has the breakdown of who the groups are.

Diane Morefield — Strategic Hotels & Resorts, Inc. — EVP & CFO

Yes. I think, as Rip said, because of the markets we are in, luxury assets and just the size of the meeting space we have in our various hotels, we are just more group oriented. At the peak in 2007, 48% of our revenue came from group. To give you a perspective, this year and in the last couple of years, it is more like 44% of the revenue is coming from group. So we are still below peak, but we are really pushing to try to get to that more 50-50.

And I think it’s also because we have luxury and high-end assets. It’s the type of customers, group customers, we have. Our biggest group is medical and health. Financial, as we mentioned, is number two behind that, a lot of technology groups, pharmaceutical, insurance, consulting. So we really have a high-end group, and I think that’s why we are just seeing better trends here maybe than some of our peers.

Andrew Didora — BofA Merrill Lynch — Analyst

That’s great, helpful. And then just secondly on the balance sheet, Diane, you guys did a good job restructuring your debt back in 2011, beginning of 2012. But that’s obviously in a little bit of a different rate environment than we have right now. Are any of your mortgages pre-payable now without significant breakage costs? And is there a potential to refinance any of these over the next call it six months or so?

Diane Morefield — Strategic Hotels & Resorts, Inc. — EVP & CFO

Obviously, you know, the fixed rate would have large prepayment costs. When we did our debt, it was at competitive rates, so I don’t think there’s anything in the debt side. We’ll redo the line at some point. We have a one-year extension option next year into 2014, so we might look at the line and be able to reduce the margins on the line a bit. But I think generally we are pretty much in line with market terms on our debt.

Andrew Didora — BofA Merrill Lynch — Analyst

Okay, that’s helpful. That’s it for me. Thanks.

Operator

The next question comes from the line of Smedes Rose, Evercore. Please proceed.

Smedes Rose — Evercore — Analyst

Thank you. I also wanted to ask you, on your group trends, you mentioned that, for 2014, I think you said group revenues are trending up 14% between demand and rate. What percent of your rooms for next year are on the books now, and is that in line with where you would expect to be at this point in the year?

Diane Morefield — Strategic Hotels & Resorts, Inc. — EVP & CFO

It’s probably between 50% and 60%, and that’s pretty similar to last year. Typically, by the fall, we are at about 80%. By the end of the year, we’re usually about 80% definite.

Smedes Rose — Evercore — Analyst

Great. And then I just wanted to ask you, going back to your marketing your asset in London, what sort of buyers are typically in that market? Is it mostly sovereign wealth? Is it private equity? Maybe just some color on who the potential buyers would be.

Rip Gellein — Strategic Hotels & Resorts, Inc. — Chairman & CEO

The sovereign wealth buyer in London has really been I think the biggest source of buyers. They are also local. There also are European buyers that are there. There is a tax advantage for the sovereign wealth folks to be investing in Europe as opposed to here because there are some difficult tax issues for them if they buy the entirety of the asset. I think that’s the major focus.

And this asset, as you know, is a very stable asset. Its occupancies are in the low 80’s, low to mid 80’s actually on an annualized basis. It does very well. So I think it will be very attractive.

Diane Morefield — Strategic Hotels & Resorts, Inc. — EVP & CFO

And JLL has always indicated it could be certainly a broad mix that will look at it. Private equity funds, both European and US, US REITs have bought some foreign assets. So it will probably be a pretty broad group that will look at it.

Smedes Rose — Evercore — Analyst

Okay, thank you very much.

Operator

The next question comes from the line of Bill Crow, Raymond James and Associates. Please proceed

Bill Crow — Raymond James & Associates — Analyst

Good morning, guys. Rip, just so I understand in my head here, the asset that you were approached by the third-party to sell, is not — it’s not the London asset. Is that correct?

Rip Gellein — Strategic Hotels & Resorts, Inc. — Chairman & CEO

As I said, we are under a confidentiality agreement, so I can’t comment on what asset it was. So I just have to leave it that way.

Bill Crow — Raymond James & Associates — Analyst

Okay. All right. And you’re still engaged with that group? Is that why you are still under the confidentiality agreement? You’re still in talks?

Rip Gellein — Strategic Hotels & Resorts, Inc. — Chairman & CEO

No. We are under the confidentiality agreement post the conversation, so we intend to honor that agreement.

Bill Crow — Raymond James & Associates — Analyst

Did you say that you are in discussions about the land sale in Mexico?

Rip Gellein — Strategic Hotels & Resorts, Inc. — Chairman & CEO

Yes, we did.

Bill Crow — Raymond James & Associates — Analyst

Okay.

Diane Morefield — Strategic Hotels & Resorts, Inc. — EVP & CFO

The H5 land, which is the parcel that is not contiguous with the hotel, and it’s a partially owned 50-50 with DINE, which is the master development company for all of Punta Mita. And yes, we have been approached by a Mexican development company that actually has a Mexican REIT. And it’s very early talks and not expected to move at a lightning speed of pace, but we are having ongoing conversations.

Bill Crow — Raymond James & Associates — Analyst

Is there any thought that they might be interested in the Punta Mita Four Seasons, or that’s not the right buyer for an asset like that if it were for sale?

Rip Gellein — Strategic Hotels & Resorts, Inc. — Chairman & CEO

They have not expressed interest in the hotel or the adjacent land. They’ve just expressed interest in the H5 land.

Bill Crow — Raymond James & Associates — Analyst

Back to Q2 results, you noted that transient occupancy was down about 2.2%, I think, and essentially replaced by the group demand. What is the ADR difference, if you look at transient versus group today?

Rip Gellein — Strategic Hotels & Resorts, Inc. — Chairman & CEO

It’s about $40 today.

Bill Crow — Raymond James & Associates — Analyst

$40 with transient higher?

Diane Morefield — Strategic Hotels & Resorts, Inc. — EVP & CFO

Yes.

Rip Gellein — Strategic Hotels & Resorts, Inc. — Chairman & CEO

Correct.

Bill Crow — Raymond James & Associates — Analyst

Okay. I’m just trying to see what the trade-off would be here. And then one final question on the margins.

Diane Morefield — Strategic Hotels & Resorts, Inc. — EVP & CFO

But Bill, one thing on that, even though the transient rate is higher again, the group has a lot of ancillary spend.

Bill Crow — Raymond James & Associates — Analyst

Understood, absolutely. And then on the 160 basis point adjusted margin growth, is that something you guys are satisfied with, given the ADR growth in the quarter and the overall RevPAR growth? Is that satisfactory or do you think it could be higher?

Rip Gellein — Strategic Hotels & Resorts, Inc. — Chairman & CEO

It’s actually 170. We are pretty pleased. If you saw what real estate taxes were and some of the increase in employee costs, and the fact that we’ve kept the full-time equivalents down 12% I think from peak, we are actually pretty pleased overall. And the spend is beginning to come, especially on the group side. So, I think the answer to your question is yes, we are pleased.

Bill Crow — Raymond James & Associates — Analyst

Okay.

Diane Morefield — Strategic Hotels & Resorts, Inc. — EVP & CFO

Yes, it’s over two times for the adjusted growth. It’s over two times EBITDA growth to RevPAR growth. So, we think that’s a very healthy ratio.

Bill Crow — Raymond James & Associates — Analyst

Yes, okay. Good quarter. Thank you.

Operator

The next question comes from the line of Rich Hightower, ISI Group. Please proceed.

Rich Hightower — ISI Group — Analyst

Good morning. Back to London for a second here, I was just wondering if you can kind of walk us through a little further about the decision to sell that asset specifically, why the decision took as long as it did and try to square that maybe against some of the previous comments in prior quarters regarding how much cash flow the property generates and how you might have a tough time figuring out where to redeploy those proceeds, and just a little more color about why you’re selling London. Why you’re selling now. Is the asset past its peak? Just more color in general please.

Rip Gellein — Strategic Hotels & Resorts, Inc. — Chairman & CEO

As we said, we talked about exiting Europe. We talked about the friction costs of being in Europe. We talked about the fact that the hotel, although a very stable producer of cash flow, could be quite a good candidate for sale.

London is a target market. We think we’d get an effective price. And we would return our operations to be a North American-focused company. So we’ve talked about that for some time. As a management team, we feel like that’s the best asset to market.

And as it relates to the timing, I think we’ve told you that we were in active negotiations for a period of time on a transaction that was unsolicited and at an attractive price. It didn’t work out. So in the meantime, the world has continued to improve, and this asset is a very valuable and well-performing asset, so we think it’s the right answer.

Rich Hightower — ISI Group — Analyst

Okay. Can you add any color as to where you think the asset is in terms of EBITDA and its potential EBITDA?

Rip Gellein — Strategic Hotels & Resorts, Inc. — Chairman & CEO

In the supplement we provide what that EBITDA was for the quarter.

Rich Hightower — ISI Group — Analyst

No, correct.

Rip Gellein — Strategic Hotels & Resorts, Inc. — Chairman & CEO

It’s roughly $16 million USD for the full-year. £10 million roughly.

Rich Hightower — ISI Group — Analyst

Okay. I guess I’m asking for maybe a more forward-looking commentary on just where you think the asset’s peak ultimately is. Maybe you can’t answer it, but I’m just curious.

Diane Morefield — Strategic Hotels & Resorts, Inc. — EVP & CFO

Yes. Last year, obviously EBITDA and NOI were higher because of the Olympics, but it’s very steady. It’s a little bit bond-like. It has upside, but it doesn’t have the growth that some of our other assets have.

Rich Hightower — ISI Group — Analyst

Okay. That’s helpful. Okay. And then shifting gears to — just one question on the Fairmont Chicago. Obviously, the city-wide calendar was pretty strong for the summer. And I’m wondering how to square that against the ADR decline that you saw there. And then on the other hand, you actually had a pretty nice margin expansion at the property. I’m just wondering how the mechanics at that particular property worked during the quarter.

Diane Morefield — Strategic Hotels & Resorts, Inc. — EVP & CFO

Last year, there were some expenses that were incurred at the property that aren’t being repeated, so that kind of skewed the margins. Chicago, as we said, the citywide is coming back. Both the InterContinental Chicago and Fairmount Chicago we have a positive outlook on. And there were just some unique expenses last year in Chicago that did not reoccur this year, including some management team turnover, relocation of a GM, just some expenses that we are not seeing again this year.

Rich Hightower — ISI Group — Analyst

Okay. That’s helpful. One quick housekeeping question. I don’t think the Q has been filed yet, so I haven’t gotten the color. But the investment in unconsolidated affiliates line ticked up $21 million sequentially. Was that somehow related to the excess proceeds at the Del refi from last quarter? Because there was some movement in that number. Just curious what happened.

Diane Morefield — Strategic Hotels & Resorts, Inc. — EVP & CFO

Right. We actually closed the JV with DINE on the H5 land. So even though it was a 50-50, the actual joint venture agreement hadn’t closed until the quarter, so it effectively was being reclassified into that line.

Rich Hightower — ISI Group — Analyst

Okay, great. Thanks, Diane. That’s all for me.

Operator

The next question comes from the line of Chris Woronka, Deutsche Bank. Please proceed.

Chris Woronka — Deutsche Bank — Analyst

Good morning. When you guys bought the London asset back in 2006, Rip, I know you weren’t there as CEO at the time. But do you think it was more from a cash flow standpoint and where you bought it at, or was it more kind of with the longer-term vision of maybe realizing more value out of it today?

Diane Morefield — Strategic Hotels & Resorts, Inc. — EVP & CFO

Neither Rip nor I were there at the time. But, I think the NOI at the asset was about £3 million back then. I’m sorry, let me correct myself. It was £6 million at that point, but we’ve been able to really reposition that asset through a capital-spend program. We completely redid the rooms. We added a Marriott Executive Club, and things like that. So we saw a lot of upside potential in the asset.

In addition, back then, we were looking at expanding and having a European portfolio and as you recall, had bought a few other assets. We have now sold all of those other than Grosvenor. So at that point, there was a strategy to potentially have both a domestic and a European portfolio strategy.

Chris Woronka — Deutsche Bank — Analyst

Great. Understood. And back to the group question, did you guys kind of make a conscious decision to group up at some point in the past, whether it was late last year or something like that, or was this more — just curious as to a breakdown of maybe what you had in advance versus maybe some of the in-the-year for-the-year stuff.

Rip Gellein — Strategic Hotels & Resorts, Inc. — Chairman & CEO

Clearly, we were focused on group because we thought, as the world came back, that if we could get expanded group presence, that allows us two things. It, one, allows us compression on the transient side so we can get higher rates, and get rid of, if you will, some of those lower transient segments. And it also brings the group spend. So that really helps our margins on the food and beverage side when we’ve got banquet revenues. So it was a very intentional strategy. We had to wait a little bit for the group to come back. And we also, though, remember, spent a fair amount of capital expanding the main facility in Scottsdale and redoing Miami. So, we were preparing for the group to come back and I think that has played out very nicely.

Chris Woronka — Deutsche Bank — Analyst

Okay, great. Then I think, overall, you had a really terrific quarter on margins. One thing I noticed is the F&B margins look like there wasn’t nearly as much flow through there as there was in rooms. I know that’s typically how it works, but you did mention a lot more banquet and catering business, which I think typically is higher incremental margin. Just any color you can provide there?

Diane Morefield — Strategic Hotels & Resorts, Inc. — EVP & CFO

F&B margins for one are always well below obviously room margins, but the actual F&B margins were up 300 basis points compared to last year, so we did see improvement.

Chris Woronka — Deutsche Bank — Analyst

Okay. I can go back and check, that’s fine. Just finally, I guess, Rip, can you tell us when that confidentiality agreement expires?

Rip Gellein — Strategic Hotels & Resorts, Inc. — Chairman & CEO

Off the top of my head, no, I can’t. But in general, those are private conversations, and we are subject to the confidentiality agreement, and there would be no reason for us to try to find out when it would end. I don’t think that’s in the spirit of the agreement we had with the party with whom we were negotiating.

Chris Woronka — Deutsche Bank — Analyst

Okay, very good. Thanks.

Operator

The next question comes from the line of Lukas Hartwich, Green Street Advisors. Please proceed.

Lukas Hartwich — Green Street Advisors — Analyst

Thank you. Rip, can you talk about the group bookings during the quarter?

Rip Gellein — Strategic Hotels & Resorts, Inc. — Chairman & CEO

Group bookings during the quarter?

Lukas Hartwich — Green Street Advisors — Analyst

Yes, your pace of bookings for the quarter for all future periods. How that compares to last year.

Rip Gellein — Strategic Hotels & Resorts, Inc. — Chairman & CEO

What we talked about, remember, was that for 2014, which is the one I think was the most critical, we are up 8.8% with a 5%-plus increase in ADR, so that’s very strong. In the second half of the year, we were up 3% with almost a 4% rate increase, so the balance of this year we think is strong. 2014 is quite strong. We’ve got 90% of our group room nights on the books, budgeted room nights on the books today for 2013, so the story is quite strong.

Lukas Hartwich — Green Street Advisors — Analyst

Great. And then can you provide an update on the Marriott Lincolnshire and what the plans are with that asset?

Rip Gellein — Strategic Hotels & Resorts, Inc. — Chairman & CEO

Yes. We’ve completed the room renovation, which was about $5 million in capital. We did have, with some heavy rains, we had a little flooding in the property, which has been repaired. So, it’s a little slow in coming back. That’s an asset we will put on the market at some point in time, but it needs a little time to recover. So we will let that happen before we put it on the market.

Lukas Hartwich — Green Street Advisors — Analyst

Thanks very much.

Operator

The next question comes from the line of Whitney Stevenson, JMP Securities. Please proceed.

Whitney Stevenson — JMP Securities — Analyst

Good morning. I was just wondering if you might be able to point out any issues that we should look for comps in the second half relative to second half 2012.

Diane Morefield — Strategic Hotels & Resorts, Inc. — EVP & CFO

We had an increase in real estate taxes at the Del that came through the last half of the year, and so that might be one, but I can’t think of anything else material. Obviously, when we make comparisons in the next earnings call, we will let you know if there was anything unusual.

Whitney Stevenson — JMP Securities — Analyst

But anything relative to RevPAR growth that was out of the norm at any of the hotels in the second half 2012?

Diane Morefield — Strategic Hotels & Resorts, Inc. — EVP & CFO

No.

Rip Gellein — Strategic Hotels & Resorts, Inc. — Chairman & CEO

No, I think it was actually pretty clean.

Whitney Stevenson — JMP Securities — Analyst

Okay, terrific. Thank you.

Operator

There are no more questions at this time. I would now like to hand the call back to Rip Gellein for closing remarks.

Rip Gellein — Strategic Hotels & Resorts, Inc. — Chairman & CEO

Thank you all for joining us on the call. It was a great quarter. We look forward to chatting with you all next quarter. Thanks for calling in.

Diane Morefield — Strategic Hotels & Resorts, Inc. — EVP & CFO

Thank you.

Operator

Thank you for your participation in today’s conference. Ladies and gentlemen, this concludes the presentation. You may now disconnect. Have a good day.